EXHIBIT 99.1
ConSyGen, Inc.
125 S. 52nd. St.
Tempe, AZ 85281

19 December 2001

To: All ConSyGen, Inc. Shareholders

Subject: Options and Choices for ConSyGen's Future

Dear Shareholder,

As the recently-appointed President and CEO your company, and with the concurrence of the Board of Directors, I believe that it is essential that I should communicate to you as shareholders in this unusual way for two primary purposes:

A. To acquaint you with the present financial and business condition of ConSyGen, and

B. To seek your direct assistance as interested parties in recommendations of how to proceed.

ConSyGen in its present form is in perilous financial condition. The management and Board of ConSyGen are taking urgent steps to avert further financial distress, while also seeking to determine how to return some benefit to the Company's shareholders in our forthcoming decisions.

To summarize the situation within the Company (CSGI):

     1. Counterfeit Cop. The CSGI Business Products Division, composed of inventory and the various intellectual properties and rights associated with the Counterfeit Cop, presently represents one of the few assets remaining to the Company.

          a) The Counterfeit Cop has not generated any of the expected levels of revenue that the company had hoped for in the past.

               i. The Business Products Division signed a purchase agreement with First Data (FDC) on the 20th of October 1999 and subsequently agreed to a modify portion of the agreement sometime between the 20th and the 31st of October 1999, thereby allowing FDC to accept the units on consignment, rather than pay for the shipment of products ordered;

               ii. The Business Products Division signed a one-year Distributor agreement with Cardservice International (CSI) on the 23rd of February 2000, which entitled CSI to purchase a minimum order of units at a specified price;

               iii. The Business Products Division signed a one-year Distributor agreement with GMS Auditing, a private company in New York in the 4th quarter of 1999, which entitled GMS to purchase a minimum order of units at a specified price;

          b) None of these agreements has any `teeth' or compulsory requirements for either of these companies to actually purchase any equipment - whatsoever;

          c) Since the company no longer can afford the infrastructure to market the product effectively, we are seeking to locate a purchaser for the entire Division. The proceeds from this sale, should it occur, would make the company's continued survival possible for an extremely limited period during which we will seek to work out the next steps.

     2. BizPay. As one of my first actions on joining the Company in mid-October, I conducted a thorough review of the architecture, capabilities and potential of the BizPay technology, which had been introduced to me earlier in 2001. My detailed analysis confirms to me that:

          a) The underlying architecture is generally sound, and there are some attractive features;

          b) The technology's ability to process very large volumes of online transactions is far from adequate. In fact, ConSyGen would be greatly exposed if it sought to promote and deploy the present BizPay technology as a complete and robust Internet e-commerce solution;

          c) The management and user-friendliness of the system is extremely inefficient and difficult, resulting in resistance from prospective clients, excessive need for intervention by ConSyGen, and a potentially-crippling customer support obligation in the future if indeed the technology should become successful;

          d) The previous interest of some of the large ISPs in the BizPay technology has waned and vanished. It is unlikely that the company will be able to revive their interest unless very substantial and expensive re-design efforts are undertaken and dedicated sales personnel hired to provide day-to-day account management;

          e) It is estimated that the cost of rectifying the above deficiencies and bringing BizPay to an optimal level of acceptance is approximately $5 million, to be spent over a period of 1 year. Doing so would allow the company to seek a significant amount of funding to begin marketing the product up against PayPal and c2it. Regrettably, there are insufficient funds available to the Company to do this at this time.

     3. Liabilities. The Company is now facing a growing number of small but irritating law-suits and complaints, primarily related to the company's inability over the last several months to meet even small creditor demands. In addition, there are pressing and immediate obligations against the Company from both Arizona and Federal taxing authorities. These problems threaten seizure of assets.

     4.   Staffing.

          a) Headcount was dramatically reduced from the remaining 17 to 4 on November 30 to both save expenses and accrued liability and to obviate our continued dependence on the staff's goodwill;

          b) The remaining four employees , including myself, continued working on an unpaid basis as employees and consultants until December 18, when they were all terminated.

          c) Some of the staff affected by these terminations have been working without pay for several months. There are also unpaid obligations for ongoing staff expenses;

          d) As a result of these terminations, the company is no longer able to provide any level of support for our merchant clients that they deserve, to accept any new merchants onto the system, or to undertake the modifications and design efforts necessary to turn BizPay into a successful commercial product.

     5. Financing. As many of you are aware, the Company has been attempting to raise operating capital for the last two years and has sold securities through private placements. The Company has borrowed funds from management and investors, and attempted to work with various groups to secure the necessary funds required for growth. At various times within the last two years, the Company has engaged Carriage House Capital of Tempe, Arizona, iCapital of Irvine, California, Swartz Institutional Finance of Atlanta, Georgia, and Breakout Investment Marketing of Scottsdale, Arizona to assist CSGI in raising funds. For various reasons, none of these groups has been successful in assisting the Company with anything other than "survival" funding. CSGI has never been able to secure funding to implement a growth strategy or successfully market its product. Based on these facts and our current financial condition:

          a) Further infusions of debt financing into the Company are unlikely, as there is no predictable revenue base on which to arrange borrowings;

          b) Equity financing is virtually impossible, since we have exhausted our authorized capital of 69,000,000 shares; even if we had further unissued capital available for financing, the current depressed stock price would make the transaction extremely costly in terms of stock dilution;

          c) Over the last few weeks, despite all of the burdens facing the Company, the management formulated a concept, to use existing assets to bring the Company profitable within a 12-18 month timeframe. Management contacted a new set of potential investors regarding the concept, and was informed that ConSyGen is a completely unfundable entity, and that it is extremely unlikely that any source would commit funds to CSGI or any subsidiary in its present financial condition. That opinion was unanimous among the funding sources approached.

     6. Next Steps: In the light of these items, I have advised the Board of Directors that the most prudent, ethical and judicious decision is for the Company to immediately seek the protection of the Courts by way of a Chapter 11 Bankruptcy filing.

          a)   The Board has concurred;

          b) However, it is the Company's intention to use the time available, under this approach, to identify and undertake the most beneficial strategy for its shareholders;

          c) Currently, it is unknown who will shepherd the Company through this difficult time because the Company now has no remaining management or staff., and it is unreasonable to ask former staff to return to assist in the orderly transition of the Company without some assurance that they will receive payment for their services, having gone without compensation for extended periods already.

     7.   Summary.

          It appears that ConSyGen has three major assets available to it:

          a) The Business Products Division, with the Counterfeit Cop inventory and rights;

          b) The BizPay technology in its reasonably complete, non-scalable form;

          c) The Net Operating Loss (NOL) carry-forwards from prior years. At May 31, 2001, these NOLs aggregated to approximately $33 million; as such, they represent a persuasive reason for a qualifying company to acquire ConSyGen.

         In closing, I am now seeking your assistance, as well as each of the shareholders in locating an appropriate company that would be interested in either in purchasing ConSyGen to take advantage of the CSGI's very considerable NOLs, or in providing a funding source to allow the company to sustain operations and to launch BizPay. Such a company or group would ideally be engaged in similar or complementary business activities as ConSyGen has been, and should have a status which would allow ConSyGen shareholders to participate in a valuable distribution as part of any acquisition. I am prepared to consider all serious contacts, however time is of the essence. Your input in this regard would be greatly appreciated.

         It is truly most unfortunate that the Company doesn't have sufficient funding or time to allow me to make use of my skills to drive CSGI towards a successful future.

Thank you,

/s/ Bruce R. Shirey
Bruce R. Shirey
Former President and CEO